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Exhibit 99.2

GENOMIC INSTRUMENTATION SERVICES, INC.

Financial Statements

December 31, 2002 and 2001

(With Independent Auditors' Report Thereon)

Independent Auditors' Report

The Board of Directors and Shareholders
Genomic Instrumentation Services, Inc.:

We have audited the accompanying balance sheet of Genomic Instrumentation Services, Inc. as of December 31, 2002, and the related statements of operations, shareholders' deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As indicated in note 13 (b) of the accompanying financial statements, subsequent to December 31, 2002, the Company sold substantially all of its assets to Harvard Bioscience, Inc.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genomic Instrumentation Services, Inc. as of December 31, 2002, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

San Francisco, California
May 9, 2003

Report of Ernst & Young LLP, Independent Auditors

The Board of Directors and Shareholders
Genomic Instrumentation Services, Inc.

We have audited the accompanying balance sheet of Genomic Instrumentation Services, Inc. as of December 31, 2001, and the related statement of operations, shareholders' equity (net capital deficiency) and cash flows for the year ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Genomic Instrumentation Services, Inc. at December 31, 2001, and the results of its operations and its cash flows for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the previously issued financial statements, the Company has suffered recurring losses from operations and negative cash flows that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Ernst & Young LLP

Palo Alto, California
March 29, 2002

GENOMIC INSTRUMENTATION SERVICES, INC.

Balance Sheets

December 31, 2002 and 2001

	2002	2001
Assets
Current assets:
Cash and cash equivalents	$240,490	1,801,142
Accounts receivable, net of allowance for doubtful accounts of $150,811 and $35,100 at December 31, 2002 and 2001, respectively	1,854,559	2,279,569
Inventory, net	1,735,719	2,361,689
Other current assets	135,862	210,740

Total current assets	3,966,630	6,653,140
Equipment, furniture, and fixtures, net	1,092,617	1,774,935
Other assets	90,232	163,436

Total assets	$5,149,479	8,591,511

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders' Deficit
Liabilities:
Current liabilities:
Accounts payable	$651,240	1,299,313
Accrued liabilities	1,190,111	1,249,894
Deferred revenue	1,292,368	1,217,964
Line of credit payable	226,035	—
Current portion of notes payable	92,839	146,674
Current portion of capital lease obligation	—	12,484

Total current liabilities	3,452,593	3,926,329
Long-term portion of notes payable	12,634	135,809

Total liabilities	3,465,227	4,062,138

Commitments and contingencies
Redeemable convertible preferred stock:
Series B mandatorily redeemable convertible preferred stock, no par value. Authorized 2,513,839 shares; issued and outstanding 2,478,214 shares, aggregate liquidation preference of $10,705,884 at December 31, 2002	10,670,536	10,655,386

Shareholders' deficit:
Series A convertible preferred stock, no par value. Authorized 1,528,644 shares; issued and outstanding 1,528,644 and 1,500,000 shares at December 31, 2002 and 2001, respectively, aggregate liquidation preference of $509,038 at December 31, 2002	501,480	491,932
Common stock, no par value. Authorized 195,957,517 shares; issued and outstanding 7,610,967 and 7,551,977 shares at December 31, 2002 and 2001, respectively	107,039	103,673
Notes receivable from shareholders	—	(5,086)
Accumulated deficit	(9,594,803)	(6,716,532)

Total shareholders' deficit	(8,986,284)	(6,126,013)

Total liabilities and shareholders' deficit	$5,149,479	8,591,511

See accompanying notes to financial statements.

GENOMIC INSTRUMENTATION SERVICES, INC.

Statements of Operations

Years ended December 31, 2002 and 2001

	2002	2001
Revenue:
Instrument sales	$8,102,629	10,618,730
Other revenues	1,713,098	1,291,792

Total revenue	9,815,727	11,910,522
Cost of revenues	6,226,513	6,813,315

Gross profit	3,589,214	5,097,207
Selling, general, and administrative	5,192,087	6,089,423
Research and development	1,235,951	2,894,578

Total operating costs and expenses	6,428,038	8,984,001

Loss from operations	(2,838,824)	(3,886,794)
Interest expense	(31,926)	(27,860)
Interest income	7,629	146,459

Net loss before income taxes	(2,863,121)	(3,768,195)
Income tax provision	—	—

Net loss	(2,863,121)	(3,768,195)
Accretion of redeemable convertible preferred stock	(15,150)	(15,150)

Net loss attributable to common shareholders	$(2,878,271)	(3,783,345)

Basic and diluted net loss per share	$(0.38)

Shares used in calculating basic and diluted per share data	7,577,522

See accompanying notes to financial statements.

GENOMIC INSTRUMENTATION SERVICES, INC.

Statements of Shareholders' Deficit

Years ended December 31, 2002 and 2001

	Series A Convertible preferred stock
			Common stock
					Notes receivable from shareholders	Accumulated deficit	Total shareholders' deficit
	Shares	Amounts	Shares	Amounts
Balance at December 31, 2000	1,500,000	$491,932	7,540,817	$68,938	(7,169)	(2,933,187)	(2,379,486)
Issuance of common stock upon exercise of employee stock options	—	—	7,160	4,774	—	—	4,774
Receipt of principal payment on shareholder notes receivable	—	—	—	—	2,083	—	2,083
Issuance of common stock to consultants for services	—	—	4,000	3,200	—	—	3,200
Accretion of redeemable preferred stock to liquidation value	—	—	—	—	—	(15,150)	(15,150)
Stock-based compensation to nonemployees	—	—	—	26,761	—	—	26,761
Net loss	—	—	—	—	—	(3,768,195)	(3,768,195)

Balance at December 31, 2001	1,500,000	491,932	7,551,977	103,673	(5,086)	(6,716,532)	(6,126,013)
Issuance of common stock upon exercise of employee stock options	—	—	58,990	3,270	—	—	3,270
Issuance of convertible preferred stock upon exercise of warrant	28,644	9,548	—	—	—	—	9,548
Reduction of principal due to cancellation of shareholder note receivable	—	—	—	—	5,086	—	5,086
Stock-based compensation to nonemployees	—	—	—	96	—	—	96
Accretion of redeemable preferred stock to liquidation value	—	—	—	—	—	(15,150)	(15,150)
Net loss	—	—	—	—	—	(2,863,121)	(2,863,121)

Balance at December 31, 2002	1,528,644	$501,480	7,610,967	$107,039	—	(9,594,803)	(8,986,284)

See accompanying notes to financial statements.

GENOMIC INSTRUMENTATION SERVICES, INC.

Statements of Cash Flows

Years ended December 31, 2002 and 2001

	2002	2001
Cash flows from operating activities:
Net loss	$(2,863,121)	(3,768,195)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	524,161	498,396
Loss on sale of fixed assets	100,340	—
Provision for doubtful accounts	115,711	53,146
Stock-based compensation to nonemployees	96	29,961
Cancellation of shareholder note	5,086	—
Charges in assets and liabilities:
Accounts receivable	309,299	523,516
Inventory	578,349	(551,780)
Other current assets	74,878	94,297
Other assets	126,836	(44,861)
Accounts payable	(648,072)	(951,629)
Accrued liabilities	(13,006)	(132,057)
Deferred revenue	74,404	(614,278)

Net cash used in operating activities	(1,615,039)	(4,863,484)

Cash flows from investing activities:
Purchase of equipment, furniture, and fixtures	(119,205)	(683,033)
Proceeds from disposal of assets	124,232	—

Net cash provided by (used in) investing activities	5,027	(683,033)

Cash flows from financing activities:
Principal payments on capital lease obligation	(12,484)	(17,123)
Proceeds from line of credit borrowings	226,035	—
Proceeds from notes payable borrowings	25,077	56,761
Principal payments on notes payable	(202,086)	(148,606)
Proceeds from exercise of stock warrant	9,548	—
Proceeds from exercise of stock options	3,270	4,774
Payments on notes receivable from shareholder	—	2,083

Net cash provided by (used in) financing activities	49,360	(102,111)

Net decrease in cash and cash equivalents	(1,560,652)	(5,648,628)
Cash and cash equivalents at beginning of year	1,801,142	7,449,770

Cash and cash equivalents at end of year	$240,490	1,801,142

Supplemental disclosure of cash flow information:
Interest paid	$31,926	21,357
Supplemental schedule of noncash investing and financing activities:
Accretion of redeemable preferred stock to liquidation value	$15,150	15,150

See accompanying notes to financial statements.

GENOMIC INSTRUMENTATION SERVICES, INC.

Notes to Financial Statements

December 31, 2002 and 2001

(1)   Organization and Summary of Significant Accounting Policies

  (a) Organization and Business

        Genomic Instrumentation Services, Inc. (the Company) was incorporated in the state of California on April 21, 1997. The Company does business as GeneMachines. The Company is engaged in one segment, namely the sale and manufacturing of automated instrumentation for high throughput DNA sample preparation and functional analyses of genes, plus complementary reagents.

  (b) Cash and Cash Equivalents

        The Company considers all highly liquid investments purchased with an initial maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of commercial paper and amounts on deposit with commercial banks in checking, interest-bearing, and demand money market accounts.

  (c) Significant Concentrations

        Financial instruments that potentially subject the Company to concentrations of credit risk primarily consist of cash equivalents. The Company invests cash, which is not required for immediate operating needs, primarily in highly liquid investment-grade instruments that bear minimal risk.

  (d) Concentration of Credit Risk

        The Company sells its products primarily to, and has trade accounts receivable with, various companies and research institutions within the life sciences market. As a general policy, collateral is not required for accounts receivable; however, the Company evaluates the collectibility of accounts receivable balances, including customers' financial condition and credit worthiness, on a regular basis. An allowance for doubtful accounts of $150,811 and $35,100 has been established for amounts for which collection was questionable as of December 31, 2002 and 2001, respectively.

  (e) Inventory

        Inventory is stated at the lower of cost (first in, first out) or market (net realizable value).

  (f) Equipment, Furniture, and Fixtures

        Equipment, furniture, and fixtures are stated at cost, less accumulated depreciation or amortization. Depreciation and amortization are provided over the estimated useful lives of the assets, generally three to seven years, using the straight-line method. Leasehold improvements, as well as equipment, furniture and fixtures under capital leases, are amortized over the shorter of the lease term or the estimated useful life of the related assets. Amortization of capital leases is included in depreciation expense.

  (g) Impairment of Long-Lived Assets

        Statement of Financial Accounting Standards (SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, provides a single accounting model for long-lived assets to be disposed of. SFAS No. 144 also changes the criteria for classifying an asset as held for sale, broadens the scope of business to be disposed of that qualify for reporting as discontinued operations, and changes the timing of recognizing losses on such operations. The Company adopted SFAS No. 144 on January 1, 2002. The adoption of SFAS No. 144 did not affect the Company's financial statements.

        In accordance with SFAS No. 144, long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

        Prior to the adoption of SFAS No. 144, the Company accounted for long-lived assets in accordance with SFAS No. 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.

  (h) Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (i) Revenue Recognition

        The Company recognizes revenue when the following four criteria are met:

  (1)
  persuasive evidence of an arrangement exists;

  (2)
  delivery has occurred;

  (3)
  the sales price is fixed or determinable; and

  (4)
  collectibility is reasonably assured.

        Instrument sales are the Company's major revenue stream. The Company sells its products to distributors or end users. Revenue from instrument sales is recognized upon shipment for sales agreements where the Company has no obligation to perform installation and training services. For sales agreements where the Company performs installation and training, revenue is deferred until the Company satisfies these obligations.

        Other revenues are primarily derived from service and parts. The Company provides extended warranty services, the revenue from which is recognized on a straight-line basis over the contract period in accordance with the Financial Accounting Standards Board (FASB) Technical Bulletin 90-1,

Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts. Parts sales are primarily stand-alone sales to existing customers. The Company recognizes related revenue upon shipment to the customer.

        The Company sells instruments and parts to non-US customers through various exclusive distributors. Sales to non-US customers represent approximately 18% of total net sales for both of the years ended December 31, 2002 and 2001.

        Grant revenues, primarily expenditure-related grants relating to manpower, supplies, and the purchase of approved research and development equipment, are recognized as revenue as the relevant expenses are incurred. Direct costs associated with grants are included in research and development costs. All grant revenues recognized to date have been received from an agency of the U.S. government. The Company recognized $0 and $277,681 of grant revenue in 2002 and 2001, respectively.

        The Company adopted Emerging Issues Task Force (EITF) No. 00-10, Accounting for Shipping and Handling Fees and Costs, in 2001, which requires that revenues received from customers for shipping products to them, be recorded in the revenues section of the statement of operations. The revenues received for shipping products to customers were $62,776 and $65,719 in 2002 and 2001, respectively. Associated shipping costs were $77,283 and $99,199 for 2002 and 2001, respectively. These costs were included in cost of revenues on the statements of operations.

  (j) Net Loss Per share

        Basic loss per share is computed using the weighted average number of common shares outstanding during the periods. Diluted loss per share is based on the weighted average number of common and common equivalent shares, which represent shares that may be issued in the future upon the exercise of outstanding stock options under the treasury stock method. The computation of basic and diluted loss per share for the year ended December 31, 2002 is as follows:

2002
Net loss	$(2,863,121)

Net loss attributable to common shareholders	$(2,878,271)

Net loss per share—basic and diluted	(0.38)

Shares used in the computation of net loss per share—basic and diluted	7,577,522

        Common stock equivalents related to outstanding options of 1,563,585 at December 31, 2002, are excluded from the computation of diluted loss per share for 2002 because the effect would have been antidilutive.

  (k) Research and Development

        Research and development expenses are charged to operations as incurred.

  (l) Advertising Costs

        Advertising costs are expensed as they are incurred. The Company's advertising expense was approximately $97,000 and $250,000 in 2002 and 2001, respectively.

  (m) Warranty Expenses

        The Company offers warranties on the sales of certain of its products and records an accrual for estimated future claims. Such accruals are based upon historical experience and management's estimate of the level of future claims. These estimates may differ significantly from actual results. The Company recorded a warranty provision of $251,983 and $386,152 as of December 31, 2002 and 2001, respectively. Warranty expense was $390,314 and $399,800 in 2002 and 2001, respectively.

  (n) Stock-Based Compensation

        The Company applies the intrinsic-value based method of accounting prescribed by Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations including FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25, issued in March 2000, to account for its fixed-plan stock options. Under this method, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. SFAS No. 123, Accounting for Stock-Based Compensation, established accounting and disclosure requirements using a fair-value based method of accounting for stock-based employee compensation plans. As allowed by SFAS No. 123, the Company has elected to continue to apply the intrinsic-value based method of accounting described above, and has adopted only the disclosure requirements of SFAS No. 123. The following table illustrates the effect on net income if the fair-value based method had been applied to all outstanding and unvested awards in each period.

	2002	2001
Net loss, as reported	$(2,863,121)	(3,768,195)
Add stock-based employee compensation expense included in reported net income, net of tax	—	—
Deduct total stock-based employee compensation expense determined under fair-value based method for all rewards, net of tax	(42,143)	(31,844)

Pro forma net loss	$(2,905,264)	(3,800,039)

Basic and diluted net loss per share
As reported	$(0.38)
Pro forma	(0.38)

        The weighted average fair value of grants during the years ended December 31, 2002 and 2001 is estimated to be $0.03 and $0.31, respectively.

        The fair value of the each option grant is estimated on the date of grant using the Black-Scholes option pricing model based on the minimum valuation method with the following weighted-average assumptions used for grants in 2002 and 2001: no dividend yield; 0 volatility for all years; risk-free interest rate of 3.82% and 4.55%, respectively; and expected life of six years for all years.

  (o) Comprehensive Loss

        The Company has no items of other comprehensive income or loss and, accordingly, comprehensive loss is the same as net loss for all periods presented.

  (p) Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  (q) Reclassifications

        Certain amounts in the financial statements and notes thereto have been reclassified to conform to current year classification.

  (r) New Accounting Pronouncements

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue 94-3, Liability Recognition for Certain Employee Termination Benefits and Other costs to Exit an Activity. The provisions of this statement are effective for exit or disposal activities that are initiated after December 31, 2002, with early applications encouraged. The adoption of SFAS No. 146 is not expected to have a material effect on the Company's financial statements.

        In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, an Amendment of FASB Statement No. 123. This statement amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair-value method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these financial statements.

(2)   License Agreements

        The Company has entered into license agreements for the rights to make, use and sell certain inventions. The agreements require the Company to pay royalties based on future sales of products incorporating the technology. Expense under these arrangements totaled $270,866 and $453,438 in fiscal 2002 and 2001, respectively, which is included in cost of revenues.

(3)   Inventory

        Inventory consisted of the following as of December 31, 2002 and 2001:

	2002	2001
Raw materials	$987,646	1,483,808
Work-in-process	298,902	330,906
Finished goods	449,171	546,975

	$1,735,719	2,361,689

(4)   Equipment, Furniture, and Fixtures

        Property and equipment comprised the following as of December 31, 2002 and 2001:

	2002	2001
Machinery and equipment	$1,013,410	1,289,534
Computer and office equipment	460,651	517,038
Furniture and fixtures	360,567	360,567
Leasehold improvements	447,746	435,913

	2,282,374	2,603,052
Less accumulated depreciation and amortization	(1,189,757)	(828,117)

Equipment, furniture, and fixtures, net	$1,092,617	1,774,935

        Depreciation and amortization expense was $524,161 and $498,396 for the years ended December 31, 2002 and 2001, respectively.

  Sale of Fixed Assets

        In June 2002, the Company sold certain assets acquired from Hornig Precision for approximately $54,000. The Company received a note that is due in monthly installments over a 36-month period. The Company realized a loss of approximately $93,000 on the sale of these assets.

(5)   Leases

        The Company leases its principal facility under a noncancelable operating lease through November 30, 2004. The lease agreement provides for renewal options at the market rate at the time of exercise. The agreement provides for rent escalation each year. Rent expense under the operating lease was $570,818 and $532,892 for the years ended December 31, 2002 and 2001, respectively. The Company subleased a portion of its facilities during 2002, for which it received approximately $92,594 and $92,970 for the years ended December 31, 2002 and 2001, respectively. These amounts are included in the statements of operations as other revenue. As of December 31, 2002, the future minimum rentals to be received on noncancelable subleases are approximately $70,000 on subleases terminating June 30, 2003 and August 31, 2005. The Company recognizes rent expenses on a straight-line basis for leases with nonlevel rental payments.

        Future minimum principal payments under the operating lease are as follows:

Years ending December 31:
2003	$420,000
2004	882,000

Total minimum lease payments	$1,302,000

(6)   Notes Payable

        The Company has made borrowings under six notes payable. Interest rates on the notes range from 0.9% to 11.0%. The total balance outstanding under the notes is $105,473 and $282,483 as of December 31, 2002 and 2001, respectively.

(7)   Line of Credit

        In July 2002, the Company entered into a line of credit agreement with a finance institution that allows the Company to borrow up to 80% of eligible accounts receivable balances, subject to a maximum of $750,000. The line of credit agreement has a term of one year, and allows for automatic one-year extensions, unless cancelled prior to the renewal date. Under the terms of the agreement, interest accrues at a rate of prime plus 4.5% (8.75% as of December 31, 2002), with a minimum interest rate of 8.75% and a minimum monthly interest payment of $1,938. Advances under the line of credit are collateralized by substantially all of the assets of the Company. The Company owed $226,035 under this credit facility and $523,965 was available for borrowing as of December 31, 2002.

(8)   Convertible Preferred Stock

        The Company has authorized 4,042,483 shares of preferred stock. The series outstanding at December 31, 2002 are summarized as follows:

  Series A—1,528,644 shares of Series A preferred stock were authorized and issued at a price of $0.333 per share.

  Series B—2,513,839 shares of Series B preferred stock were authorized and 2,478,214 shares were issued at a price of $4.32 per share.

        The holders of each share of Series A and B preferred stock are entitled to voting rights equal to the number of shares of common stock into which each share of preferred stock could be converted and have voting rights and powers equal to the voting rights and powers of the shares of common stock.

        Series A and B shareholders are entitled to annual noncumulative cash dividends, when and if declared by the board of directors, but only out of funds that are legally available, at the rate of 8% of the original purchase price per share of each outstanding share (as adjusted for any stock dividends, combinations or splits with respect to such shares) in preference to the holders of common stock. No dividends have been declared or paid by the Company through December 31, 2002.

        In the event of liquidation, sale, merger, lease, exchange, or other disposition of all or substantially all of the assets of the Company, Series A and B shareholders have a minimum liquidation preference of $0.333 and $4.32 (the original issue price), respectively, plus all declared but unpaid dividends. Under certain circumstances, the liquidation preference can be increased up to two times the stated liquidation preference, based upon the aggregate amount available for distribution to the shareholders. After payment has been made to the Series A and B shareholders, the remaining assets of the Company legally available for distribution, if any, shall be distributed to the holders of the common stock. The Series B shares have a liquidation preference over the Series A and common shares.

        Each share of Series A and B preferred stock is convertible, at the option of the holder, at any time after the date of issuance of such shares, into one share of common stock. Conversion of the Series A and B preferred stock is automatic at the earlier of an initial public offering in excess of $20,000,000 at an offering price of not less than $12.00 per share. In the event an underwritten public stock offering has not closed or the Series B redeemable convertible preferred stock has not been converted into common stock by April 21, 2005, the Company would be required to redeem the

Series B shares at the liquidation price per share. The carrying value of the Series B preferred stock is being accreted to its redemption value over the period to its earliest redemption date.

        In connection with a facility lease agreement executed in July 1998, the Company issued a fully vested and immediately exercisable warrant to purchase 28,644 shares of Series A preferred stock at $0.33 per share. The warrant was valued as of the date of grant using the Black-Scholes option pricing model and the following assumptions: a 86% volatility, a 36-month contractual life, no dividend yield, a 5.47% risk-free interest rate, and a Series A preferred stock fair value of $0.33 per share. The value of this warrant, $5,442, was recorded as prepaid rent in other long-term assets and is amortized to rent expense over the 72-month life of the lease. This warrant was exercised in 2002.

(9)   Common Stock

        During fiscal 2001, the Company's board of directors approved its amended and restated Articles of Incorporation under which the Company decreased the number of common shares it is authorized to issue to 195,957,517 and increased the number of preferred shares it is authorized to issue to 4,042,483. In 2002, the Company registered with the California Secretary of State its amended and restated Articles of Incorporation.

  (a) Common Stock Subject to Repurchase

        Common stock issued to certain of the Company's employees and outside vendors is subject to the Company's right of repurchase, which lapses over varying periods. These restricted shares generally vest over a period of four years. During 1999 and 1998, certain of the Company's employees purchased 5,148,327 shares of restricted common stock. As of December 31, 2002, no shares were subject to repurchase. As of December 31, 2001, 13,813 shares were subject to repurchase at a weighted average price per share of $0.0333. Shares subject to repurchase have been excluded from the calculation of weighted average shares outstanding used in computing net loss per share.

  (b) Notes Receivable from Shareholders

        In 1999, the Company received a note receivable in the amount of approximately $6,500 from an officer to purchase 195,000 shares of common stock at $0.033 per share. The full-recourse note bore 7.0% interest, payable in monthly principal and interest, and was secured by the related stock. The note matured in 2009. In July 2002, the Company forgave the remaining amount due on this note receivable in conjunction with a separation agreement.

  (c) Stock Option Plan

        In 1999, the board of directors adopted the 1999 Stock Option Plan (the Plan) which provides for the direct award or sale of common stock and the granting of incentive stock options and nonstatutory stock options to employees, officers, directors, and consultants of the Company. Incentive stock options may be granted to employees with exercise prices not less than fair value, and nonstatutory stock options may be granted to employees, directors, or consultants with an exercise price not less than 85% of the fair value of the common stock on the date of grant. The fair value is determined by the board of directors. Stock options granted to shareholders owning more than 10% of voting stock of the Company may be granted with an exercise price not less than 110% of the fair value of the common' stock on the date of grant. Options expire no later than ten years from the date of grant. The options generally vest over a period of four years from the date of grant, with 12.5% vesting after six months of service and 1/48 vesting each month thereafter. Options may be granted with different vesting terms from time to time at the discretion of the board of directors.

        As of December 31, 2002, the board of directors has made available a total of 2,550,000 shares of the Company's authorized but unissued common stock for issuance under the Plan. In addition, subject to a right of repurchase by the Company at the original exercise price, the Company allows all stock option grantees to exercise options before the options have vested.

        A summary of the Company's plan activity and related information is as follows:

	Shares available	Number of shares outstanding	Weighted average exercise price per share outstanding
Balance at December 31, 2000	38,149	1,327,998	$0.236
Share authorized	350,000	—	—
Options granted	(397,105)	397,105	0.800
Options exercised	—	(11,160)	0.709
Options canceled	82,653	(82,653)	0.735

Balance at December 31, 2001	73,697	1,631,290	0.345
Share authorized	800,000	—	—
Options granted	(1,420,380)	1,420,380	0.230
Options exercised	—	(58,990)	0.055
Options canceled	824,046	(824,046)	0.393

Balance at December 31, 2002	277,363	2,168,634	0.259

        The options outstanding and exercisable under the Plan as of December 31, 2002 are as follows:

Exercise price of options outstanding	Number outstanding	Weighted average remaining contractual life	Exercisable options	Vested options
		(in years)
$0.017	106,398	5.45	106,398	106,398
0.033	281,196	6.13	281,196	269,492
0.067	78,900	6.64	78,900	73,476
0.050	982,500	9.66	982,500	339,355
0.100	1,500	6.97	1,500	1,158
0.300	112,091	7.09	112,091	98,600
0.700	221,406	9.08	221,406	85,033
0.800	384,643	8.34	384,643	200,701

	2,168,634		2,168,634	1,174,213

  (d) Reserved Shares

        As of December 31, 2002, the Company had reserved shares of common stock for future issuances as follows:

Conversion of preferred stock outstanding	4,042,483
Stock option plan	2,445,997

6,488,480

(10) Income Taxes

        The Company did not incur any income tax provision (benefit) for the years ended December 31, 2002 and 2001.

        The difference between the recorded income tax benefit and the expected tax benefit computed by applying the federal statutory income tax rate of 34% to pretax loss is due primarily to a full valuation allowance on the Company's deferred tax assets.

	2002	2001
Computed "expected" tax expense	$(978,612)	(1,256,910)
Increase (reduction) in income taxes resulting from:
State taxes, net of federal income tax benefit	528	528
Change in the beginning of the year balance of the valuation allowance for deferred tax assets allocated to income tax expense	902,585	1,106,767
Research and development credit	56,146	131,516
Other permanent box tax differences	19,353	18,099

	$—	—

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities as of December 31, 2002 are as follows:

	2002	2001
Deferred tax assets:
Allowance for doubtful accounts	$60,075	13,982
Inventory reserve	213,380	75,616
Equipment, furniture and fixtures	94,978	101,945
Accrued liabilities	97,351	122,196
Accrued warranty expense	100,376	153,821
Deferred revenue	44,457	44,457
State taxes	272	272
Net operating loss carry forwards	2,777,900	1,834,466
MIC credit	44,687	44,647
Research and development credit	696,344	575,414

Total gross deferred assets	4,129,820	2,966,816
Less valuation allowance	(4,129,820)	(2,966,816)

Total deferred tax assets	—	—
Deferred tax liabilities	—	—

Net deferred tax assets	$—	—

        The valuation allowance for deferred tax assets as of December 31, 2002 and 2001 is $4,129,820 and $2,966,817, respectively. The net change in the total valuation allowance for the year ended December 31, 2002 was an increase of $1,163,003. Management believes that uncertainty exists regarding the future realization of deferred tax assets and, accordingly, a full valuation allowance is recorded.

        As of December 31, 2002, the Company has net operating loss carryforwards of approximately $7,790,000 and $4,616,000 available to reduce future federal and California taxable income, respectively. The net operating loss carryforwards begin to expire in the year 2021 for federal and 2012 for California tax purposes unless utilized. As of December 31, 2002, the Company also has research and development tax credit carryforwards of approximately $329,000 and $367,000 available to reduce future federal and California taxable income, respectively. The research credit carryforwards begin to expire in the year 2021 for federal purposes and have an indefinite carryforward period for California.

        Federal and California tax laws impose substantial restrictions on the utilization of net operating loss carryforwards and research credits in the event of an "ownership change" as defined in Section 382 of the Internal Revenue Code. In the event of an ownership change (as defined for income tax purposes), the net operating loss carryforwards and research credits could be subject to an annual limitation.

(11) Employee Benefit Plans

        The Company has a 401(k) Plan which stipulates that all full-time employees with at least three months of employment can elect to contribute to the 401(k) Plan, subject to certain limitations, up to 15% of salary on a pretax basis. Under the terms of the 401(k) Plan the Company can make matching contributions. The Company made contributions of approximately $22,480 and $45,000 to the plan in 2002 and 2001, respectively.

(12) Risks and Concentrations

        For the years ended December 31, 2002 and 2001, no customers accounted for more than 10% of net sales. Accounts receivable by significant customer as a percentage of the net accounts receivable balance are as follows:

	2002	2001
Customer A	15%	—
Customer B	12%	—
Customer C	—	15%

(13) Subsequent Events

  (a) Contract Cancellation Settlement

        In January 2003, the Company signed a settlement agreement with a customer under which it received $700,000 as settlement for outstanding accounts receivable, damages and lost profit that were incurred due to the cancellation of a contract during 2002. After considering the costs and outstanding accounts receivable associated with the canceled contract, the Company recognized a net gain of approximately $380,000 in 2003.

  (b) Sale of Assets

        On March 12, 2003, the Company sold substantially all of its assets to Genomic Solutions, Inc., a wholly owned subsidiary of Harvard Bioscience, Inc. (NASDAQ: HBIO). The sale price was approximately $8.3 million in cash, subject to certain adjustments, plus the assumption of certain specific liabilities. In conjunction with the sale, the Company's facility operating lease was renegotiated and liquidation preferences for Series A preferred shareholders and Series B mandatorily redeemable preferred shareholders were modified based on agreements reached between the Company and the shareholders.

QuickLinks

Independent Auditors' Report
Report of Ernst & Young LLP, Independent Auditors
GENOMIC INSTRUMENTATION SERVICES, INC. Balance Sheets December 31, 2002 and 2001
GENOMIC INSTRUMENTATION SERVICES, INC. Statements of Operations Years ended December 31, 2002 and 2001
GENOMIC INSTRUMENTATION SERVICES, INC. Statements of Shareholders' Deficit Years ended December 31, 2002 and 2001
GENOMIC INSTRUMENTATION SERVICES, INC. Statements of Cash Flows Years ended December 31, 2002 and 2001
GENOMIC INSTRUMENTATION SERVICES, INC. Notes to Financial Statements December 31, 2002 and 2001